As filed with the Securities and Exchange Commission on
     June 28, 1994
     ___________________________________________________

               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                           FORM 11-K


                         ANNUAL REPORT


                Pursuant to Section 15(d) of the

                Securities Exchange Act of 1934


          For the Fiscal Year ended December 31, 1993

                  LINCOLN NATIONAL CORPORATION

           EMPLOYEES' SAVINGS AND PROFIT-SHARING PLAN

                      (Full title of Plan)

                  [Current Reg. No. 33-52667]


                  LINCOLN NATIONAL CORPORATION
                     200 East Berry Street
                   Fort Wayne, Indiana  46802

        (Name of Issuer and Principal Executive Office)

                    ________________________




                       FORM 11-K (EMPLOYEES)

                        TABLE OF CONTENTS


     Facing Sheet


                                                    Page

     Financial Statements                             1

     Signature                                             2

     EXHIBIT - Consent of Ernst & Young, Independent
          Auditors
                            FORM 11-K (EMPLOYEES)

             For the Fiscal year ended December 31, 1993

     Financial Statements.

          Pursuant to Rule 311 of Regulation S-T and General
Instruction E to
Form 11-K, the required financial statements have been timely filed in paper format.

     Exhibit Index

          Consent of Ernst & Young, Independent Auditors

                               SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934,
the Members of the Lincoln National Corporation Benefits
Investment Committee
have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     LINCOLN NATIONAL CORPORATION
                                     EMPLOYEES' SAVINGS AND
PROFIT-SHARING
                                     PLAN

     Date:  6/28/94                  By:  /s/ Jon A. Boscia

                                          Jon A. Boscia, Chairman
                                          Lincoln National
Corporation
                                          Benefits Investment
Committee






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